Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2007 Equity Incentive Plan of Edgio, Inc., of our reports dated February 17, 2022, with respect to the consolidated financial statements and schedule of Edgio, Inc., and the effectiveness of internal control over financial reporting of Edgio, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

January 4, 2023